Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Alexa Auerbach, 312-696-6481 or alexa.auerbach@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2013 Financial Results, Announces Operating Segment Change

CHICAGO, July 24, 2013—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its second-quarter 2013 financial results. The company reported consolidated revenue of $175.4 million in the second quarter of 2013, a 5.7% increase from $166.0 million in the second quarter of 2012. Consolidated operating income was $43.6 million in the second quarter of 2013, an increase of 6.0% compared with $41.1 million in the same period a year ago. Net income was $31.1 million, or 66 cents per diluted share, in the second quarter of 2013, compared with $27.9 million, or 56 cents per diluted share, in the second quarter of 2012. In May, Morningstar acquired an additional 76% of Morningstar Sweden AB to become sole owner. The company recorded a non-cash gain of $3.7 million, which increased net income for the quarter by 5 cents per diluted share.

Excluding acquisitions, divestitures, and foreign currency translations, revenue rose 6.6% in the second quarter of 2013. Revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first six months of 2013, consolidated revenue was $344.3 million, an increase of 5.4% compared with $326.7 million in the same period in 2012. Consolidated operating income was $84.1 million in the first half of 2013, an increase of 17.6% compared with $71.5 million in the same period a year ago. Net income was $60.7 million, or $1.30 per diluted share, in the first half of 2013, compared with $48.0 million, or 95 cents per diluted share, in the same period in 2012.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had another solid quarter, with organic revenue growth of 6.6%, primarily driven by Morningstar Direct, Morningstar Managed Portfolios, and Retirement Solutions. Morningstar Data and Morningstar Advisor Workstation also had strong gains. Revenue for Investment Advisory Services was down year over year, but was higher than in the first quarter of this year.”

He added, “During the quarter, we significantly expanded our equity coverage with the launch of quantitative ratings and reports for 28,000 companies globally, and we introduced the next generation of Morningstar Retirement Manager, our advice and managed account platform for retirement plan participants. We held our 25th annual investment conference in Chicago, as well as conferences in London, Paris, Sydney, and Toronto. We became sole owners of Morningstar Sweden. And, we’re proud to report that Morningstar topped all firms in The Wall Street Journal’s “Best on the Street” analyst survey with 13 winners—eight of whom ranked number one.”

Operating Segment Change: Morningstar also announced that it will begin reporting in one operating segment to reflect its shift to a more centralized organizational structure. Morningstar will continue to report revenue for its Information and Investment Management product groups. The changes were effective July 1, 2013, and the company will begin reporting its financial results based on the new operating segment when it issues its third-quarter earnings press release.

International Operations: Revenue from international operations was $49.1 million in the second quarter of 2013, an increase of 2.2% from the same period a year ago. Excluding acquisitions, divestitures, and foreign currency translations, international revenue rose 5.0% in the second quarter. International revenue excluding acquisitions, divestitures, and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income: Consolidated operating income was $43.6 million in the second quarter of 2013, a 6.0% increase from the same period in 2012. Operating expense rose $7.0 million, or 5.6%, in the second quarter of 2013. In the first six months of 2013, consolidated operating income rose 17.6% to $84.1 million compared with $71.5 million in the first half of 2012. Operating expense rose $4.9 million, or 1.9%, in the first half of 2013.

The largest factors behind the operating expense increase were salary expense, which rose $2.8 million, or approximately 4.8%, and bonus expense, which rose $2.2 million, or 30.1% in the second quarter of 2013. Of the increase in salary expense, approximately $1.5 million resulted from moving up the timing of annual salary adjustments to April, from July previously. Salary increases made in July 2012 also contributed to the higher salary expense. The bonus expense increase mainly reflects the comparison from unusually low expense in the second quarter of 2012. Within operating expense, these salary and bonus items had the largest effect on the development and general and administrative cost categories. Morningstar reviews and updates its bonus expense quarterly based primarily on its expectations for full-year revenue and operating income metrics relative to internal targets. Also contributing to the increase was depreciation expense, which rose $1.3 million, or 27.7%, in the quarter, primarily driven by amortization of software development costs and higher capital expenditures for computer software in the United States.

Operating margin was 24.8% in the second quarter of 2013, in line with the same period in 2012. In the first six months of 2013, operating margin was 24.4%, compared with 21.9% in the first six months of 2012. Lower salary expense as a percentage of revenue contributed approximately 1.2 percentage points to the margin improvement in the first half of 2013.

The company had approximately 3,425 employees worldwide as of June 30, 2013, compared with 3,495 employees as of Dec. 31, 2012 and 3,490 employees as of June 30, 2012.

Effective Tax Rate: Morningstar’s effective tax rate in the second quarter of 2013 was 33.9%, compared with 34.6% in the same period in 2012. Year to date, the company’s effective tax rate was 31.8% compared with 35.3% in the first half of 2012. The decreases primarily reflect reductions in valuation allowances and, for the year-to-date period, adjustments to certain deferred income tax benefits.

Free Cash Flow: Morningstar generated positive free cash flow of $48.7 million in the second quarter of 2013, reflecting cash provided by operating activities of $58.5 million and $9.8 million of capital expenditures. Free cash flow rose by $8.5 million compared with the second quarter of 2012 as cash provided by operating activities rose $9.3 million, primarily because of the positive cash flow effect of operating assets and liabilities and the timing of income tax payments.

In the first six months of 2013, Morningstar generated free cash flow of $66.2 million, reflecting cash provided by operating activities of $85.1 million and capital expenditures of $18.9 million. Cash provided by operating activities in the first six months of 2013 increased $30.3 million, reflecting higher net income (adjusted for non-cash items), a $6.3 million decrease in bonuses paid in the first quarter of 2013, and a $6.9 million decrease in cash paid for taxes. Capital expenditures rose $1.0 million.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of June 30, 2013, Morningstar had cash, cash equivalents, and investments of $314.8 million, compared with $321.4 million as of Dec. 31, 2012. In the first six months of 2013, the company used $53.9 million of cash for its share repurchase program and approximately $11.1 million of cash for the Sweden share acquisition. Of the $500 million authorized under the share repurchase program, Morningstar has purchased a total of 5.8 million shares for $352.9 million as of June 30, 2013. The company expects to pay approximately $5.8 million for its regular quarterly dividend on July 31, 2013.

Operating Segment Performance

Investment Information Segment: The largest products and services in this segment based on revenue are Morningstar® Data; Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar DirectSM; and Morningstar.com®, including Premium Memberships and Internet advertising sales.

•                  Revenue was $141.4 million in the second quarter of 2013, up 5.0% from $134.7 million in the prior-year period. Morningstar Direct was the main contributor to organic revenue growth and Morningstar Data, Morningstar Advisor Workstation, and Morningstar.com also experienced growth. Licenses for Morningstar Direct rose 19.0% to 8,055. Revenue for Morningstar.com rose primarily because of higher advertising sales in the United States; U.S. Premium Membership subscriptions declined 2.0% to 123,881.

•                  Operating income was $44.8 million in the second quarter of 2013, compared with $43.0 million in the same period in 2012. Operating expense in this segment increased $4.8 million, or 5.3%, primarily because of higher bonus expense and salary expense.

•                  Operating margin declined slightly to 31.7% in the second quarter of 2013 versus 31.9% in the prior-year period.

Investment Management Segment: The largest products in this segment based on revenue are Investment Advisory Services; Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $34.0 million in the second quarter of 2013, an 8.9% increase from $31.2 million in the same period in 2012. The main contributors to revenue growth were Morningstar Managed Portfolios and Retirement Solutions, reflecting market performance, asset inflows, and new clients. These revenue increases were partially offset by lower revenue for Investment Advisory Services. The variable annuity industry now represents 10% of revenue in this segment.

•                  Assets under advisement and management for Investment Advisory Services were $101.4 billion as of June 30, 2013, compared with $138.1 billion as of June 30, 2012, a decrease of $36.7 billion, or 26.6%.

A change in the scope of services Morningstar provides to an existing client during the fourth quarter of 2012 lowered assets under advisement by $45.9 billion. This portfolio represented 33.2% of Morningstar’s Investment Advisory Services assets under advisement and management as of June 30, 2012.

•                  Assets under management and advisement for Retirement Solutions were $55.9 billion as of June 30, 2013, versus $41.7 billion as of June 30, 2012. Assets under management and advisement for Morningstar Managed Portfolios were $5.9 billion as of June 30, 2013, compared with $3.9 billion as of June 30, 2012.

•                  Operating income was $16.5 million in the second quarter of 2013, an increase of 22.6% compared with the second quarter of 2012. Operating expense in the segment was $17.5 million, a decrease of $0.3 million compared with the second quarter of 2012. Operating margin was 48.6% in the second quarter of 2013 versus 43.2% in the prior-year period because revenue growth exceeded the growth in operating expense.

Intangible Amortization and Corporate Depreciation Expense: Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization was $5.3 million in the second quarter of 2013, a decrease of $0.6 million compared with the same period in 2012. Corporate depreciation expense was $3.6 million in the second quarter, an increase of $1.2 million compared with the same period in 2012.

Corporate Unallocated: This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. It also includes capitalization of internal product development costs. Costs in this category were $8.9 million, an increase of $1.8 million, or 25.8%. Higher professional fees and salary expense both contributed to the increase.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com or write to the company at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 433,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on nearly 10 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $166 billion in assets under advisement and management as of June 30, 2013. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; liability related to the storage of personal information about our users; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; the availability of free or low-cost investment information; and liability and/or damage to our reputation as a result of some of our currently pending litigation. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

###

©2013 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in thousands, except per share amounts)	2013	2012	change		2013	2012	change

Revenue	$175,428	$165,968	5.7%		$344,284	$326,727	5.4%
Operating expense(1):
Cost of goods sold	50,273	49,452	1.7%		98,283	99,768	(1.5%	)
Development	14,154	12,442	13.8%		27,794	25,807	7.7%
Sales and marketing	28,035	27,373	2.4%		56,015	55,699	0.6%
General and administrative	28,120	24,946	12.7%		55,447	53,124	4.4%
Depreciation and amortization	11,262	10,619	6.1%		22,601	20,794	8.7%
Total operating expense	131,844	124,832	5.6%		260,140	255,192	1.9%
Operating income	43,584	41,136	6.0%		84,144	71,535	17.6%
Operating margin	24.8%	24.8%	—		24.4%	21.9%	2.5pp

Non-operating income (expense), net:
Interest income, net	664	1,260	(47.3%	)	1,405	2,129	(34.0%	)
Other income (expense), net	2,447	(265)	NMF		2,651	(475)	NMF
Non-operating income, net	3,111	995	212.7%		4,056	1,654	145.2%

Income before income taxes and equity in net income of unconsolidated entities	46,695	42,131	10.8%		88,200	73,189	20.5%
Income tax expense	15,955	14,744	8.2%		28,382	26,255	8.1%
Equity in net income of unconsolidated entities	360	497	(27.6%	)	857	1,063	(19.4%	)
Consolidated net income	31,100	27,884	11.5%		60,675	47,997	26.4%
Net loss attributable to noncontrolling interests	21	4	425.0%		64	28	128.6%
Net income attributable to Morningstar, Inc.	$31,121	$27,888	11.6%		$60,739	$48,025	26.5%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.67	$0.57	17.5%		$1.31	$0.97	35.1%
Diluted	$0.66	$0.56	17.9%		$1.30	$0.95	36.8%
Weighted average common shares outstanding:
Basic	46,400	49,195	(5.7%	)	46,403	49,566	(6.4%	)
Diluted	46,853	49,856	(6.0%	)	46,756	50,296	(7.0%	)

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,204	$1,067	$2,407	$2,156
Development	487	465	985	964
Sales and marketing	522	461	1,034	940
General and administrative	1,741	1,741	3,311	3,540
Total stock-based compensation expense	$3,954	$3,734	$7,737	$7,600

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended June 30			Six months ended June 30
	2013	2012	change	2013	2012	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	28.7%	29.8%	(1.1)pp	28.5%	30.5%	(2.0)pp
Development	8.1%	7.5%	0.6pp	8.1%	7.9%	0.2pp
Sales and marketing	16.0%	16.5%	(0.5)pp	16.3%	17.0%	(0.7)pp
General and administrative	16.0%	15.0%	1.0pp	16.1%	16.3%	(0.2)pp
Depreciation and amortization	6.4%	6.4%	—	6.6%	6.4%	0.2pp
Total operating expense(2)	75.2%	75.2%	—	75.6%	78.1%	(2.5)pp
Operating margin	24.8%	24.8%	—	24.4%	21.9%	2.5pp

	Three months ended June 30			Six months ended June 30
	2013	2012	change	2013	2012	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.6%	0.1pp	0.7%	0.7%	—
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.0%	1.0%	—	1.0%	1.1%	(0.1)pp
Total stock-based compensation expense(2)	2.3%	2.2%	0.1pp	2.2%	2.3%	(0.1)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
($000)	2013	2012	2013	2012

Operating activities
Consolidated net income	$31,100	$27,884	$60,675	$47,997
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	11,262	10,619	22,601	20,794
Deferred income taxes	2,896	1,752	(38)	299
Stock-based compensation expense	3,954	3,734	7,737	7,600
Equity in net income of unconsolidated entities	(360)	(497)	(857)	(1,063)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(2,255)	(1,235)	(3,842)	(4,548)
Holding gain upon acquisition of additional ownership of equity method investments	(3,713)	—	(3,713)	—
Other, net	1,606	627	1,149	1,462
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	6,430	3,045	524	(4,394)
Other assets	3,110	118	(3,465)	(3,640)
Accounts payable and accrued liabilities	238	(51)	638	652
Accrued compensation	12,231	8,248	(19,581)	(26,920)
Deferred revenue	(6,746)	(1,832)	11,023	12,333
Income taxes - current	(794)	(2,844)	13,693	4,525
Deferred rent	(411)	(248)	(872)	468
Other liabilities	(86)	(155)	(537)	(776)
Cash provided by operating activities	58,462	49,165	85,135	54,789
Investing activities
Purchases of investments	(78,605)	(47,092)	(82,299)	(133,888)
Proceeds from maturities and sales of investments	34,976	80,972	96,128	161,523
Capital expenditures	(9,763)	(8,928)	(18,881)	(17,922)
Acquisitions, net of cash acquired	(11,125)	—	(11,125)	—
Proceeds from sale of a business, net	957	—	957	—
Purchase of equity and cost method investments	(909)	—	(909)	(6,750)
Other, net	(456)	(9)	436	—
Cash provided by (used for) investing activities	(64,925)	24,943	(15,693)	2,963
Financing activities
Proceeds from stock-option exercises, net	(4,353)	(3,125)	(2,347)	781
Excess tax benefits from stock-option exercises and vesting of restricted stock units	2,255	1,235	3,842	4,548
Common shares repurchased	(38,697)	(82,406)	(53,937)	(105,439)
Dividends paid	(5,889)	(4,992)	(5,889)	(10,004)
Other, net	(47)	(3)	(50)	(20)
Cash used for financing activities	(46,731)	(89,291)	(58,381)	(110,134)
Effect of exchange rate changes on cash and cash equivalents	(1,888)	(2,666)	(5,140)	(556)
Net increase (decrease) in cash and cash equivalents	(55,082)	(17,849)	5,921	(52,938)
Cash and cash equivalents—Beginning of period	224,892	165,348	163,889	200,437
Cash and cash equivalents—End of period	$169,810	$147,499	$169,810	$147,499

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended June 30		Six months ended June 30
($000)	2013	2012	2013	2012

Cash provided by operating activities	$58,462	$49,165	$85,135	$54,789
Less: Capital expenditures	(9,763)	(8,928)	(18,881)	(17,922)
Free cash flow	$48,699	$40,237	$66,254	$36,867

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30	December 31
($000)	2013	2012

Assets
Current assets:
Cash and cash equivalents	$169,810	$163,889
Investments	144,973	157,529
Accounts receivable, net	110,646	114,361
Deferred tax asset, net	3,590	3,741
Income tax receivable, net	6,492	14,267
Other	26,874	20,823
Total current assets	462,385	474,610

Property, equipment, and capitalized software, net	95,550	84,022
Investments in unconsolidated entities	36,087	35,305
Goodwill	321,425	320,845
Intangible assets, net	112,073	116,732
Other assets	11,537	10,438
Total assets	$1,039,057	$1,041,952

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$47,639	$43,777
Accrued compensation	50,326	67,317
Deferred revenue	155,059	146,015
Other	272	256
Total current liabilities	253,296	257,365

Accrued compensation	8,144	8,281
Deferred tax liability, net	24,072	21,583
Other long-term liabilities	36,269	27,828
Total liabilities	321,781	315,057
Total equity	717,276	726,895
Total liabilities and equity	$1,039,057	$1,041,952

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended June 30			Six months ended June 30
($000)	2013	2012	change	2013	2012	change

Revenue
Investment Information	$141,426	$134,749	5.0%	$277,613	$261,674	6.1%
Investment Management	34,002	31,219	8.9%	66,671	65,053	2.5%
Consolidated revenue	$175,428	$165,968	5.7%	$344,284	$326,727	5.4%

Revenue—U.S.	$126,335	$117,952	7.1%	$247,748	$232,421	6.6%
Revenue—International	$49,093	$48,016	2.2%	$96,536	$94,306	2.4%

Revenue—U.S. (percentage of consolidated revenue)	72.0%	71.1%	0.9pp	72.0%	71.1%	0.9pp
Revenue—International (percentage of consolidated revenue)	28.0%	28.9%	(0.9)pp	28.0%	28.9%	(0.9)pp

Operating income (loss)(1)
Investment Information	$44,849	$43,003	4.3%	$86,316	$71,687	20.4%
Investment Management	16,516	13,473	22.6%	32,950	30,764	7.1%
Intangible amortization and corporate depreciation expense	(8,900)	(8,281)	7.5%	(17,863)	(16,173)	10.4%
Corporate unallocated	(8,881)	(7,059)	25.8%	(17,259)	(14,743)	17.1%
Consolidated operating income	$43,584	$41,136	6.0%	$84,144	$71,535	17.6%

Operating margin(1)
Investment Information	31.7%	31.9%	(0.2)pp	31.1%	27.4%	3.7pp
Investment Management	48.6%	43.2%	5.4pp	49.4%	47.3%	2.1pp
Consolidated operating margin	24.8%	24.8%	—	24.4%	21.9%	2.5pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

		As of June 30
		2013	2012		% change
Our employees
Worldwide headcount (approximate)		3,425	3,490		(1.9%	)
Number of worldwide equity and credit analysts (approximate)		150	150		0.0%
Number of worldwide fund analysts (approximate)		105	110		(4.5%	)

Our business
Investment Information
Morningstar.com Premium Membership subscriptions (U.S.)		123,881	126,410		(2.0%	)
Registered users for Morningstar.com (U.S.)		7,690,300	7,117,730		8.0%
U.S. Advisor Workstation and Morningstar Office licenses		164,923	160,145		3.0%
Principia subscriptions		22,464	28,599		(21.5%	)
Morningstar Direct licenses		8,055	6,771		19.0%

Investment Management
Assets under advisement and management (approximate)
Investment Advisory Services		$101.4 bil	$138.1 bil		(26.6%	)
Retirement Solutions		$55.9 bil	$41.7 bil		34.1%
Morningstar Managed Portfolios		$5.9 bil	$3.9 bil	(1)	51.3%
Ibbotson Australia		$2.9 bil	$3.0 bil		(3.3%	)

(1) Revised

	Three months ended June 30		Six months ended June 30
($000)	2013	2012	2013		2012
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$46,695	$42,131	$88,200		$73,189
Equity in net income of unconsolidated entities	360	497	857		1,063
Net loss attributable to noncontrolling interests	21	4	64		28
Total	$47,076	$42,632	$89,121		$74,280
Income tax expense	$15,955	$14,744	$28,382		$26,255
Effective tax rate	33.9%	34.6%	31.8%		35.3%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding divestitures, acquisitions, and foreign currency translations (organic revenue):

	Three months ended June 30			Six months ended June 30
($000)	2013	2012	% change	2013	2012	% change

Consolidated revenue	$175,428	$165,968	5.7%	$344,284	$326,727	5.4%
Less: divestitures	—	(1,500)	NMF		(2,663)	NMF
Less: acquisitions	(867)	—	NMF	(867)	—	NMF
Unfavorable impact of foreign currency translations	749	—	NMF	1,189	—	NMF
Revenue excluding acquisitions, divestitures, and foreign currency translations	$175,310	$164,468	6.6%	$344,606	$324,064	6.3%

Reconciliation from international revenue to international revenue excluding divestitures, acquisitions, and foreign currency translations:

	Three months ended June 30			Six months ended June 30
($000)	2013	2012	% change	2013	2012	% change

International revenue	$49,093	$48,016	2.2%	$96,536	$94,306	2.4%
Less: divestitures	—	(1,385)	NMF	—	(2,461)	NMF
Less: acquisitions	(867)	—	NMF	(867)	—	NMF
Unfavorable impact of foreign currency translations	749	—	NMF	1,189	—	NMF
International revenue excluding acquisitions, divestitures, and foreign currency translations	$48,975	$46,631	5.0%	$96,858	$91,845	5.5%

The following table summarizes the change in operating expense:

	Three months ended June 30			Six months ended June 30
($000)	2013	2012	$ change	2013	2012	$ change
Total operating expense	$131,844	$124,832	$7,012	$260,140	$255,192	$4,948

Favorable impact of foreign currency translations			(715)			(1,312)
All other changes in operating expense			7,727			6,260
Total			$7,012			$4,948